Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Tiger Media, Inc. (formerly SearchMedia Holdings Limited ) (the “Company”) on Form S-8 of our report dated April 19, 2013 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2012.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

May 21, 2013

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com